EXHIBIT 23.1

               CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated February 20, 1995, which appears on page 34 of the 1994 Annual Report to Shareholders of Inland Steel Industries, Inc. and Subsidiary Companies, which is incorporated by reference in the Inland Steel Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 27 of such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such Prospectus.





PRICE WATERHOUSE LLP

Chicago, Illinois

September 21, 1995